Exhibit 99.1

Press Release

K-SEA TRANSPORTATION PARTNERS L.P. ANNOUNCES RECORD OPERATING RESULTS AND NET INCOME FOR FIRST QUARTER OF FISCAL 2008

NEW YORK, OCTOBER 31, 2007 — K-Sea Transportation Partners L.P. (NYSE: KSP) today announced record operating results and net income for the first fiscal quarter ended September 30, 2007.  The Company also announced that its distribution to unitholders for the first quarter will increase by $0.02, or 2.9%, to $0.72 per unit, or $2.88 per unit annualized.  This is the tenth consecutive quarter of increased distributions, and the twelfth increase since the Company’s IPO in January 2004.  The distribution will be payable on November 14, 2007 to unitholders of record on November 8, 2007.

The quarter ended September 30, 2007 was one of significant activity and growth for the Company.  During this period, K-Sea completed  the acquisition of Smith Maritime, Go Big Chartering and Sirius Maritime (the Smith Maritime Group) for total consideration of $203 million, which provided a 22% increase in fleet barrel-carrying capacity; announced an agreement to build a 185,000-barrel articulated tug-barge unit, which the Company has agreed to charter to a major customer for seven years; and completed a $132 million public offering of common units, the net proceeds of which were used to repay acquisition debt and further strengthen the Company’s balance sheet.

Three Months Ended September 30, 2007

For the three months ended September 30, 2007, the Company reported operating income of $12.7 million, an increase of $5.2 million, or 69%, compared to $7.5 million of operating income for the three months ended September 30, 2006.  This increase resulted from the continuing expansion of the Company’s fleet barrel-carrying capacity, including the addition of four new tank barges since the beginning of fiscal 2007, and the return of one large tank barge which had been in the shipyard undergoing repairs during the prior year quarter.  These results were also positively affected by continued strong rates and solid vessel utilization, partially offset by increases of $2.0 million in depreciation and amortization due to the expanded fleet, and $1.5 million in general and administrative expenses in support of the Company’s growth.  The fiscal 2008 first quarter also benefited from the acquisition of the Smith Maritime Group, whose results are included from the acquisition date of August 14, 2007.  Earnings before interest, taxes, depreciation and amortization (EBITDA) increased by $7.2 million, or 47%, to $22.4 million for the three months ended September 30, 2007, compared to $15.2 million for the three months ended September 30, 2006.  EBITDA is a non-GAAP financial measure that is reconciled to net income, the most directly comparable GAAP measure, in the table below.

Net income for the three months ended September 30, 2007 was $6.7 million, or $0.62 per fully diluted limited partner unit, an increase of $2.6 million compared to net income of $4.1 million, or $0.40 per fully diluted limited partner unit, for the three months ended September 30, 2006.  The fiscal 2008 first quarter benefited from the $5.2 million increase in operating income, offset by a $2.5 million increase in interest expense resulting from higher debt balances incurred to finance acquisitions and vessel newbuildings over the past year in connection with the Company’s fleet expansion and upgrade program, and higher interest rates.  The increased interest expense also included an additional $1.1 million for bridge financing in connection with the Smith Maritime Group acquisition.

The Company’s distributable cash flow for the first quarter of fiscal 2008 was a record $12.3 million, or 1.16 times the amount needed to cover the increased cash distribution of $10.6 million declared in respect of the period.  The Company’s coverage ratio for the first quarter was reduced because a full distribution will be paid on the 3.5 million common units issued in September 2007, while the proceeds of this unit issuance were received and applied to debt reduction only at the end of the quarter, and the acquisition of the Smith Maritime Group contributed for only half the quarter.  Distributable cash flow is a non-GAAP financial measure that is reconciled to net income, the most directly comparable GAAP measure, in the table below.

President and CEO Timothy J. Casey said “The first quarter of fiscal 2008 was one of significant accomplishment for K-Sea.  We continued to deliver strong results, with operating income, EBITDA, and net income per unit all reaching record levels.  However, we also continued to lay the groundwork for future growth.  We successfully completed the acquisition of the Smith Maritime Group, which was reflected in our results for only about half of the first fiscal quarter and which will contribute fully beginning with the current second quarter.  Under our ongoing fleet expansion and upgrade program, we took delivery of another new 28,000 barrel tank barge in September; we also announced an agreement to build a 185,000-barrel articulated tug-barge unit, with delivery scheduled for the fourth quarter of calendar 2009, to work under a multi-year charter with a major customer.  In addition to this tug-barge unit, we have nine additional new tank barges under construction which are scheduled for delivery at intervals of every few months between now and the end of calendar 2010.  We also completed a public offering of 3.5 million common units for net proceeds of $132 million, which we used to repay debt, and extended our revolving credit facility with our banks.

“In light of our results and expectations, our Board of Directors has approved a two cent per unit increase in our quarterly distribution, the tenth consecutive distribution increase, and twelfth overall, since our initial public offering in January 2004.  At our current annualized rate of $2.88 per unit, K-Sea’s distribution is approximately 13% higher than at this time last year.  We remain optimistic about continuing our growth for the balance of fiscal 2008.”

Earnings Conference Call

The Company has scheduled a conference call for Thursday, November 1, 2007, at 9:00 am Eastern time, to review the fiscal 2008 first quarter results.  Dial-in information for this call is (866) 831-6247 (Domestic) and (617) 213-8856 (International).   The Passcode is 83210842.  The conference call can also be accessed by webcast, which will be available at www.k-sea.com.  Additionally, a replay of the call will be available by telephone until November 8, 2007; the dial in number for the replay is (888) 286-8010 (Domestic) and (617) 801-6888 (International).  The Passcode is 36556662.

About K-Sea Transportation Partners

K-Sea Transportation Partners is the largest coastwise tank barge operator in the United States.  The Company provides refined petroleum products transportation, distribution and logistics services in the U.S. domestic marine transportation market, and its common units trade on the New York Stock Exchange under the symbol KSP.  For additional information, please visit the Company’s website, including the Investor Relations section, at www.k-sea.com.

Use of Non-GAAP Financial Information

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP).  However, certain non-GAAP financial measures such as EBITDA and distributable cash flow are also presented.  EBITDA is used as a supplemental financial measure by management and by external users of financial statements to assess (a) the financial performance of the Company’s assets and the Company’s ability to generate cash sufficient to pay interest on indebtedness and make distributions to partners, (b) the Company’s operating performance and return on invested capital as compared to other companies in the industry, and (c) compliance with certain financial covenants in the Company’s debt agreements.  Management believes distributable cash flow is useful as another measure of the Company’s financial and operating performance, and its ability to declare and pay distributions to partners.  Distributable cash flow does not represent the amount of cash required to be distributed under the Company’s partnership agreement.  Neither EBITDA nor distributable cash flow should be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity under GAAP.  EBITDA and distributable cash flow as presented herein may not be comparable to similarly titled measures of other companies.  A reconciliation of each of these measures to net income, the most directly comparable GAAP measure, is presented in the tables below.

Cautionary Statements

This press release contains forward-looking statements, which include any statements that are not historical facts, such as the Company’s expectations regarding the benefits to be derived from the Smith Maritime Group acquisition, business outlook, vessel utilization, delivery and integration of newbuild and acquired vessels (including the cost, timing and effects thereof), growth in earnings, distributable cash flow and distributions per unit, and future results of operations.  These statements involve risks and uncertainties, including, but not limited to, insufficient cash from operations, a decline in demand for refined petroleum products, a decline in demand for tank vessel capacity, intense competition in the domestic tank barge industry, the occurrence of marine accidents or other hazards, the loss of any of the Company’s largest customers, fluctuations in charter rates, delays or cost overruns in the construction of new vessels,  failure to comply with the Jones Act, modification or elimination of the Jones Act and adverse developments in the marine transportation business and other factors detailed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.  The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Contact K-Sea Transportation Partners L.P

John J. Nicola, Chief Financial Officer, 732 565-3818

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for unit and per unit data)

	Three months ended
	September 30,
	2007	2006

Voyage revenue	$68,945	$52,747
Bareboat charter and other revenue	2,816	2,163
Total revenues	71,761	54,910

Voyage expenses	15,743	11,581
Vessel operating expenses	27,517	23,336
General and administrative expenses	6,344	4,807
Depreciation and amortization	9,656	7,685
Net (gain) loss on disposal of vessel	(221)	(16)

Total operating expenses	59,039	47,393
Operating income	12,722	7,517
Interest expense, net	5,820	3,322
Other expense (income), net	(5)	(16)

Income before provision for income taxes	6,907	4,211
Provision for income taxes	236	125
Net income	$6,671	$4,086

General partner’s interest in net income	$249	$82
Limited partners’ interest in:
Net income	$6,422	$4,004
Net income per unit - basic	$0.63	$0.40
- diluted	$0.62	$0.40
Weighted average units outstanding - basic	10,264	9,920
- diluted	10,368	10,015

Supplemental Operating Statistics

	Three months ended
	September 30,
	2007	2006
Local Trade:
Average daily rate (1)	$6,904	$6,888
Net utilization (2)	76%	74%

Coastwise Trade:
Average daily rate	$13,427	$11,744
Net utilization	91%	91%

Total Fleet
Average daily rate	$10,902	$9,797
Net utilization	85%	83%

(1)	Average daily rate is equal to the net voyage revenue earned by a group of tank vessels during the period, divided by the number of days worked by that group of tank vessels during the period.
(2)	Net utilization is equal to the total number of days worked by a group of tank vessels during the period, divided by total calendar days for that group of tank vessels during the period.

K-SEA TRANSPORTATION PARTNERS L.P.

Reconciliation of Unaudited Non-GAAP Financial Measures to GAAP Measures

(in thousands)

Distributable Cash Flow (1)

	Three months ended September 30,
	2007	2006

Net income	$6,671	$4,086
Adjustments to reconcile net income to distributable cash flow :
Depreciation and amortization (2)	9,759	7,753
Non cash compensation cost under long term incentive plan
Adjust gain on vessel sale to net proceeds	616	324
Deferred income tax expense	110	(9)
Maintenance capital expenditures(3)	(5,100)	(4,000)

Distributable cash flow	12,299	8,346
Cash distribution in respect of the period	$10,581	$6,655

Distribution coverage	1.16	1.25

(1)

Distributable Cash Flow provides additional information for evaluating our operating performance and ability to continue to make quarterly distributions, and is presented solely as a supplemental performance measure.

(2)	Including amortization of deferred financing costs.

(3)

Maintenance capital expenditures are the estimated cash capital expenditures necessary to maintain the operating capacity of our capital assets over the long term. This amount includes two components: 1) An allowance for future scheduled drydocking costs calculated using annually updated projections of such costs over the next five years; based on historical results, differences between the cumulative amounts charged and actual amounts spent are adjusted over the same five-year period; 2) an allowance to replace the operating capacity of vessels which are scheduled to phase out by January 1, 2015 under OPA 90.

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)

	Three months ended
	September 30,
	2007	2006

Net income	$6,671	$4,086
Adjustments to reconcile net income to EBITDA :
Depreciation and amortization	9,656	7,685
Interest expense, net	5,820	3,322
Provision for income taxes	236	125

EBITDA	$22,383	$15,218

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	September 30,	June 30,
	2007	2007

Assets
Current assets:
Cash and cash equivalents	$1,530	$912
Accounts receivable, net	22,433	20,664
Prepaid expenses and other current assets	10,411	6,021
Total current assets	34,374	27,597

Vessels and equipment, net	524,021	358,580
Construction in progress	20,209	13,285
Goodwill	55,271	16,385
Other assets	33,313	13,967
Total assets	$667,188	$429,814

Liabilities and Partners’ Capital
Current liabilities:
Current portion of long-term debt and capital lease obligations	$13,035	$9,270
Accounts payable and accrued expenses	36,344	29,135
Total current liabilities	49,379	38,405

Term loans and capital lease obligations	165,394	137,946
Credit line borrowings	154,959	97,071
Other liabilities	2,059	—
Deferred taxes	3,266	3,739
Total liabilities	375,057	277,161
Commitments and contingencies
Partners’ Capital	292,131	152,653
Total liabilities and partners’ captial	$667,188	$429,814